Exhibit 99.1

Targacept Reports Fourth Quarter and 2007 Financial Results

Winston-Salem, North Carolina, February 12, 2008 – Targacept, Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics™, today reported its financial results for the fourth quarter and year ended December 31, 2007.

Targacept reported a net loss of $7.6 million for the fourth quarter of 2007, compared to net income of $16.8 million for the fourth quarter of 2006. For the year ended December 31, 2007, Targacept reported a net loss of $28.1 million, compared to net income of $2.1 million for 2006. The difference of $30.2 million for 2007 as compared to 2006 is principally attributable to the recognition of $20.0 million in revenue in December 2006 upon achievement of a milestone event under Targacept’s agreement with AstraZeneca and an increase of approximately $12.8 million in research and development expenses for 2007. As of December 31, 2007, cash, cash equivalents and short-term investments totaled $87.0 million, which does not include net proceeds of $29.1 million resulting from a public offering of common stock completed in January 2008.

“Targacept generated substantial momentum in 2007,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “The formation of our major alliance with GlaxoSmithKline, which is focused on accelerating development in five therapeutic areas of high unmet need, and the expansion of our cognition-focused collaboration with AstraZeneca further validated our leadership position in the NNR space. Together, these two relationships have provided us with over $83 million in proceeds over the last two years. In addition, the breadth of our product portfolio continued to manifest itself in 2007, as AstraZeneca progressed two Phase 2b trials of AZD3480 (TC-1734) and we entered the clinic with three additional diverse compounds developed using our Pentad drug discovery technology. We look forward to the planned initiation of clinical development of a fifth product candidate, TC-5214, in the first quarter of 2008.”

2007 and Recent Highlights:

AstraZeneca Collaboration and Cognitive Disorders

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Initiated Phase 2b clinical trials of AZD3480 (TC-1734) in mild to moderate Alzheimer’s disease (the “Sirocco” trial) and cognitive deficits in schizophrenia (the “HALO” trial); these trials, which are together planned to enroll approximately 925 patients, are being conducted by AstraZeneca and are expected to complete by the end of 2008;

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Expanded collaboration in November 2007 when AstraZeneca paid $2.0 million to Targacept to secure the right to license TC-5619 following development by Targacept through a Phase 2 clinical proof of concept trial; TC-5619, the lead product candidate in Targacept’s alpha7 NNR program, is currently in Phase 1 development;

•	Leveraged Pentad™ in preclinical research collaboration to progress additional alpha4beta2 NNR-targeted compounds toward the clinic;

GlaxoSmithKline Alliance and Pain

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Received initial payments of $35.0 million, which included a $15.0 million equity investment, upon formation of a strategic alliance with GlaxoSmithKline to discover, develop and market novel therapeutics that selectively target specified NNR subtypes in five therapeutic focus areas: pain, smoking cessation, addiction, obesity and Parkinson’s disease;

•	Received a $6.0 million milestone payment from GlaxoSmithKline as a result of Targacept’s December 2007 initiation of a Phase 1 clinical trial of TC-6499, a product candidate for neuropathic pain;

•	Reported that, following Targacept’s completion of a Phase 2 clinical trial of TC-2696 in third molar extraction patients, there are no current plans for further development of TC-2696;

Depression and Anxiety

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Elected to advance TC-5214, the S+ enantiomer of mecamylamine hydrochloride, into the clinic as an augmentation treatment for major depression, with the initiation of a Phase 1 clinical trial planned for the first quarter of 2008 and the initiation of a Phase 2 clinical proof of concept trial planned for later in 2008;

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Completed a Phase 1 clinical trial of TC-2216; based on Targacept’s anticipated development of TC-5214 and its current budget management plans, further clinical development of TC-2216 is not expected in 2008;

Corporate Developments

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Completed a public offering of 4,370,000 shares of common stock at $7.07 per share in January 2008, resulting in $29.1 million in proceeds, net of underwriters’ discounts, commissions and estimated offering expenses; and

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Expanded the breadth of experience and backgrounds represented on Targacept’s Board of Directors with the additions of Julia R. Brown, whose more than 30-year career in the life science industry includes substantial experience in commercial operations, and Ralph Snyderman, M.D., an internationally recognized health care expert.

Financial Results

Targacept reported a net loss of $7.6 million for the fourth quarter of 2007, compared to net income of $16.8 million for the fourth quarter of 2006. The results included non-cash, stock-based compensation expense of $401,000 for the fourth quarter of 2007 and $335,000 for the fourth quarter of 2006. For the year ended December 31, 2007, Targacept reported a net loss of $28.1 million, compared to net income of $2.1 million for 2006. The results included non-cash, stock-based compensation expense of $2.7 million for 2007 and $919,000 for 2006.

Net operating revenues totaled $3.6 million for the fourth quarter of 2007, compared to $25.3 million for the fourth quarter of 2006. The decrease was principally attributable to the recognition of $20.0 million in revenue in December 2006 upon achievement of a milestone event related to AZD3480 (TC-1734) under Targacept’s collaboration agreement with AstraZeneca and lower research fees for the 2007 period arising under the AstraZeneca collaboration, partially offset by $711,000 in revenue for the 2007 period arising under Targacept’s alliance with GlaxoSmithKline. For the year ended December 31, 2007, Targacept reported net operating revenues of $11.6 million, compared to $27.5 million for 2006. The decrease was primarily due to the recognition of the $20.0 million milestone related to AZD3480 (TC-1734), partially offset by $1.2 million in revenue for the 2007 period arising under the GlaxoSmithKline alliance and greater research fees for the 2007 period arising under the AstraZeneca collaboration.

Research and development expenses totaled $9.9 million for the fourth quarter of 2007, as compared to $7.1 million for the fourth quarter of 2006. The increase for the 2007 period reflected greater spending on development activities for Targacept’s product candidates TC-5619, TC-5214 and TC-6499 of $1.0 million, $940,000 and $547,000, respectively. Research and development expenses were $34.6 million for the year ended December 31, 2007, compared to $21.8 million for 2006. The increase for 2007 reflected greater spending on development activities for TC-5619, TC-5214 and TC-6499 of $2.0 million, $3.9 million and $1.6 million, respectively. The increase for both 2007 periods also reflected greater salary and benefit expenses, occupancy costs and third-party service, supply and infrastructure costs incurred in connection with activities under the AstraZeneca collaboration and GlaxoSmithKline alliance.

General and administrative expenses totaled $2.1 million for the fourth quarter 2007, as compared to $2.0 million for the fourth quarter of 2006. General and administrative expenses were $8.0 million for the year ended December 31, 2007, compared to $5.7 million for 2006. The increase for 2007 was principally attributable to $1.6 million of additional stock-based compensation expense and greater salary and benefit expenses and occupancy costs.

Interest income, net of interest expense, totaled $1.0 million for the fourth quarter of 2007, compared to $740,000 for the fourth quarter of 2006. Interest income, net of interest expense, was $3.7 million for the year ended December 31, 2007, compared to $2.5 million for 2006. The increase for both 2007 periods was attributable to a substantially higher average cash balance following receipt of a $20.0 million milestone payment from AstraZeneca in January 2007, $35.0 million in payments from GlaxoSmithKline upon entering into the alliance in July 2007, and $8.0 million in additional payments received from AstraZeneca and GlaxoSmithKline in the fourth quarter of 2007.

2008 Financial Guidance

Based on current operating plans and existing alliances and collaborations, Targacept expects net operating revenues for the year ending December 31, 2008 to be in the range of $16 million to $20 million, operating expenses for the year ending December 31, 2008 to be in the range of $60 million to $65 million, and to have a balance of at least $75 million in cash, cash equivalents and short-term investments at December 31, 2008. This financial guidance includes both cash and non-cash revenue and expense items and does not include amounts that Targacept is entitled to receive from AstraZeneca or GlaxoSmithKline if milestone events are achieved for AZD3480 (TC-1734) or TC-6499.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, February 12, 2008, at 5:00 p.m. Eastern Standard Time. A live webcast of the conference call will be available on the Investor Relations page of Targacept’s website, www.targacept.com. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

The conference call may be accessed by dialing 800-901-5248 for domestic participants and 617-786-4512 for international callers (reference passcode 98002378). A replay of the conference call may be accessed at least through February 26, 2008 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 76617911).

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics™, a new class of drugs for the treatment of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has product candidates in development for Alzheimer’s disease and cognitive deficits in schizophrenia, pain, and depression and anxiety disorders, multiple preclinical programs, and strategic alliances with AstraZeneca and GlaxoSmithKline. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature, including, without limitation, statements regarding the progress, timing or scope of the research and development of our product candidates or related regulatory filings or clinical trials, any future payments that AstraZeneca or GlaxoSmithKline may make to us, or our plans, expectations, future operations, financial position, revenues, costs or expenses, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including our critical accounting policies and risks and uncertainties relating to: the success of our collaboration with AstraZeneca and our alliance with GlaxoSmithKline; the amount and timing of resources that AstraZeneca devotes to the development of AZD3480 (TC-1734); our ability to perform the research planned and budgeted for our preclinical research collaboration with AstraZeneca; AstraZeneca’s right to terminate the preclinical research collaboration prior to the end of the planned four-year term; our ability to discover and develop product candidates under our alliance with GlaxoSmithKline; the results of clinical trials and non-clinical studies and assessments with respect to our current and future product candidates in development; the conduct of such trials, studies and assessments, including the performance of third parties engaged to execute them and difficulties or delays in the completion of patient enrollment or data analysis; the timing and success of submission, acceptance and approval of regulatory filings; our ability to obtain substantial additional funding. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in our subsequent Quarterly Reports on Form 10-Q and in other filings that we make with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statements in this release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. Although we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as required by applicable law.

Contacts:
Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 362-3087
Email: alan.musso@targacept.com	Email: michelle@linndencom.com

TARGACEPT, INC
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net operating revenues	$3,557	$25,344	$11,576	$27,538

Operating expenses
Research and development	9,914	7,134	34,620	21,788
General and administrative	2,127	1,976	8,013	5,696
Cost of product sales	171	157	715	457

Total operating expenses	12,212	9,267	43,348	27,941

Operating (loss) income	(8,655)	16,077	(31,772)	(403)
Interest income, net	1,009	740	3,699	2,500

Net (loss) income	(7,646)	16,817	(28,073)	2,097
Preferred stock accretion	—	—	—	(3,333)

Net (loss) income attributable to common stockholders	$(7,646)	$16,817	$(28,073)	$(1,236)

Basic net (loss) income per share attributable to common stockholders	$(0.37)	$0.88	$(1.42)	$(0.09)

Diluted net (loss) income per share attributable to common stockholders	$(0.37)	$0.83	$(1.42)	$(0.09)

Weighted average common shares outstanding—basic	20,483,664	19,126,972	19,720,732	13,595,523

Weighted average common shares outstanding—diluted	20,483,664	20,224,805	19,720,732	13,595,523

TARGACEPT, INC
Unaudited Condensed Balance Sheets
(in thousands)
	December 31,
	2007	2006
Cash, cash equivalents and short-term investments	$87,040	$54,189
Collaboration receivables and other current assets	5,373	24,664
Property and equipment, net	6,115	2,040
Other assets, net	437	475

Total assets	$98,965	$81,368

Current liabilities	$15,196	$8,949
Noncurrent liabilities	32,185	7,420
Total stockholders’ equity	51,584	64,999

Total liabilities, redeemable preferred stock and stockholders’ equity	$98,965	$81,368